Exhibit 10.12

INSTEEL INDUSTRIES, INC.
RETIREMENT SECURITY AGREEMENT

     THIS RETIREMENT SECURITY AGREEMENT (the “Agreement”), made and entered into as of the    day of    , 2004 (the “effective date”), by and between INSTEEL INDUSTRIES, INC., a corporation located in Mount Airy, North Carolina (the “Corporation”), and    (the “Executive”);

R E C I T A L S:

     The Corporation desires to provide supplemental retirement benefits to the Executive separate from and in addition to any other retirement benefits to which the Executive is or may become entitled under any plan of the Corporation or any other agreement between the Executive and the Corporation.

     NOW, THEREFORE, the parties hereby agree as follows:

     Section 1. Purpose:

     This Agreement is being entered into by the Corporation to provide the Executive with additional retirement and death benefits for the Executive and his beneficiaries. The Agreement is not intended to be a qualified retirement plan under Section 401(a) of the Internal Revenue Code (the “Code”), but it is intended to constitute an arrangement to provide nonqualified deferred compensation within the meaning of Section 409A of the Code. This Agreement is also intended to be a “plan” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and to be part of an unfunded plan maintained by the Corporation primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Corporation within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

     Section 2. Supplemental Retirement Benefit:

     2.1 Normal retirement: If the Executive remains in continuous service with the Corporation from the effective date of this Agreement until he completes thirty years of continuous service with the Corporation, the Corporation shall pay a supplemental retirement benefit to the Executive. The annual amount of the supplemental retirement benefit shall be fifty percent (50%) of the Executive’s final average compensation. The supplemental retirement benefit shall be paid in equal installments in accordance with the Corporation’s regular payroll practices for executives in effect from time to time, commencing as of the first payroll period ending coincident with or immediately following the Executive’s normal retirement date, and continuing for a term certain of fifteen years. For purposes of this Agreement, unless otherwise indicated by the context:

     (i) “Compensation” means the annual rate of gross base compensation in effect for the Executive for service with the Corporation in effect on the last day of the calendar year; provided, that for the year in which the Executive’s termination of employment with the Corporation occurs because of retirement or otherwise, his compensation shall be the annual base rate in effect on the date of his termination of employment.

     (ii) “Continuous service” means the Executive’s uninterrupted service in the employment of the Corporation in a full-time capacity. The Executive’s continuous service shall not be deemed to be terminated or interrupted by a leave of absence or sick leave not exceeding one year granted to the Executive by the Corporation.

     (iii) “Final average compensation” means the average of the Executive’s compensation as of the last day of each of the five consecutive calendar years during the ten calendar years preceding the Executive’s normal retirement date that produces the highest average. If the Executive has not worked during at least five calendar years preceding his normal retirement date, the Executive’s final average compensation means the average of his compensation for all of the years he worked for the Corporation

     (iv) “Normal retirement date” means the later of the Executive’s sixty-fifth birthday or the date the Executive terminates continuous service with the Corporation after completing thirty years of continuous service.

     (v) “Year of continuous service” means a twelve-month period of continuous service by the Executive, beginning on the Executive’s initial date of employment with the Corporation (and each anniversary thereof), and ending on the day immediately preceding the anniversary of that date.

     2.2 Early retirement: If the Executive completes at least ten years of continuous service with the Corporation but his continuous service terminates for reasons other than death, disability or for “cause” (as defined in Section 2.4) after he attains age fifty-five but prior to his normal retirement date, the Corporation will pay a supplemental early retirement benefit to the Executive. The annual amount of the supplemental retirement early benefit shall be fifty percent (50%) of the Executive’s final average compensation determined as of the date of his termination of service, reduced by 1/360th for each full calendar month of continuous service less than 360 that the Executive has completed as of that date. The Executive’s supplemental early retirement benefit shall be paid in equal installments in accordance with the Corporation’s regular payroll practices for executives in effect from time to time, commencing as of the first payroll period ending coincident with or immediately following the later of the date the Executive attains age sixty-five or the date the Executive terminates continuous service, and continuing for a term certain of fifteen years.

     2.3 Disability retirement: If the Executive completes at least ten years of continuous service with the Corporation but terminates continuous service prior to his normal retirement date because of disability, the Corporation shall pay a supplemental disability benefit to the Executive. The amount of the supplemental disability benefit shall be as follows: (i) during the period, if any, that the Executive is receiving benefit payments under a long-term disability insurance plan for executives of the Corporation (the “LTD plan”), the amount determined under Section 2.2, treating the date of the Executive’s disability as his early retirement date, provided that such amount, when added to the Executive’s benefit under the LTD plan, shall not exceed one hundred percent (100%) of the Executive’s final average compensation determined as of the date of his termination of service because of disability; and (ii) during any period that the Executive is not receiving benefit payments under the LTD plan, an amount equal to the greater of the Executive’s benefit determined under Section 2.2 as of the date of his disability or fifty percent (50%) of the Executive’s final average compensation. The Executive’s supplemental disability benefit will be paid in equal installments in accordance with the Corporation’s regular payroll practices for executives in effect from time to time, commencing as of the first payroll period ending coincident with or immediately following the date as of which the Executive’s disability is deemed to have occurred, and continuing for a term certain of ten years. For this purpose, “disability” shall mean the inability, by reason of any medically determinable physical or mental impairment that can be expected to result in death can be expected to last for a continuous period of not less than twelve months, or (ii) is, by reason of any medically determinable physical or medical impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Corporation. The determination of the existence or nonexistence of disability under (i) above shall be made by the Executive Compensation Committee of the Board of Directors of the Corporation (the “Board”) pursuant to a medical examination by a medical doctor selected or approved by the Executive Compensation Committee and a medical doctor selected or approved by the Executive; provided, that if the two medical doctors shall not agree that the Executive is or is not disabled, the two doctors shall select a third medical doctor to examine the Executive, and such third doctor’s determination of the Executive’s disability shall be conclusive.

     2.4 Termination of continuous service for “cause”: Notwithstanding any other provision of this Agreement, if the Corporation terminates the Executive’s continuous service for “cause,” no benefit shall be paid by the Corporation pursuant to this Agreement. For this purpose, “cause” means (i) willful, deliberate and continued failure by the Executive (other than for reason of mental or physical illness) to perform his duties as established by the Board, or fraud or dishonesty in connection with such duties, in either case, if such conduct has a materially detrimental effect on the business operations of the Corporation; (ii) a material breach by the Executive of his fiduciary duties of loyalty or care to the Corporation; (iii) the conviction of the Executive of any crime (or upon entering a plea of guilty or nolo contendere to a charge of any crime) constituting a felony; (iv) misappropriation of the Corporation’s funds or property by the Executive; or (v) willful, flagrant, deliberate and repeated infractions of material published policies and regulations of the Corporation of which the Executive has actual knowledge. Whether the Executive’s termination is for “cause” shall be determined by the Executive Compensation Committee of the Board.

     Section 3. Death of Executive:

     3.1 Death while in continuous service: If the Executive dies while in continuous service with the Corporation, the Corporation will pay a supplemental death benefit to the Executive’s beneficiary. The annual amount of the supplemental death benefit shall be fifty percent (50%) of the Executive’s final average compensation, determined as of the date of the Executive’s death. The benefit provided in this Section 3.1 shall be paid in equal installments in accordance with the Corporation’s regular payroll practices for executives in effect from time to time, commencing as of the first payroll period ending coincident with or immediately following the date of the Executive’s death and continuing for a term certain of ten years.

     3.2 Death after termination of continuous service but before benefit payments commence or death after benefit payments commence: If the Executive dies either (i) after his termination of continuous service other than for “cause” but before benefit payments commence, or (ii) after the date as of which benefit payments have commenced under this Agreement, payment of the Executive’s benefit shall commence or continue, as the case may be, to the Executive’s beneficiary following the Executive’s death, treating the Executive’s beneficiary as the Executive for all purposes under this Agreement.

     Section 4. Vesting:

     4.1 Vesting and forfeiture of benefits: The Executive shall become vested in his supplemental benefit under this Agreement, to the extent accrued as of any date, following the first to occur of his completion of ten years of continuous service with the Corporation, or the date of his termination of continuous service because of death or disability (as defined in Section 2.3). The Executive shall not be vested in his supplemental benefit under this Agreement if he terminates service with the Corporation prior to completing ten years of continuous service for any reason other than death or disability (as defined in Section 2.3). The Executive shall forfeit any benefit earned and vested under this Agreement if his continuous service with the Corporation is terminated for cause (as defined in Section 2.4).

     4.2 Accelerated vesting: Notwithstanding any other provision of this Agreement, the Executive Compensation Committee may, with the approval of the Board, direct that all or part of the Executive’s supplemental retirement benefit under this Agreement shall be nonforfeitable as of any date prior to the Executive’s normal retirement date on such terms and conditions as the Executive Compensation Committee shall determine.

     Section 5. Deferral of Payment Date:

     As of any date that is at least twelve months prior to the Executive’s normal retirement date (as specified in Section 2.1), the Committee and the Executive may agree to establish a date following the Executive’s normal retirement date (referred to herein as his “subsequent normal retirement date”) as his normal retirement date for purposes of this Agreement; provided, that such subsequent normal retirement date shall be at least five years following the date of the agreement between the Committee and the Executive to establish such subsequent normal retirement date. If a subsequent normal retirement date is established pursuant to this Section 5, this Agreement shall be administered in all respects as if such subsequent normal retirement date was the normal retirement date specified in Section 2.1, except that the supplemental retirement benefit described in Section 2.1 shall be adjusted actuarially by the Committee to reflect any delay in the commencement of benefits beyond the Executive’s attainment of age 65. For purposes of making such adjustment, the Committee shall apply actuarial assumptions agreed to by the Executive at the time the deferral agreement is entered into.

Section 6. Beneficiary:

The Executive’s beneficiary shall be the person or persons designated by the Executive on the beneficiary designation form provided by and filed with the Committee or its designee. If the Executive does not designate a beneficiary, his beneficiary shall be his surviving spouse. If the Executive does not designate a beneficiary and has no surviving spouse, the beneficiary shall be the Executive’s estate. The designation of a beneficiary may be changed or revoked only by filing a new beneficiary designation form with the Committee or its designee. If the Executive’s beneficiary dies prior to asserting a written claim for any death benefit payable under the Agreement, such benefit shall be payable to the Executive’s estate. If a beneficiary (the “primary beneficiary”) is receiving or is entitled to receive payments under the Agreement and dies before receiving all of the payments due him, the balance to which he is entitled shall be paid to the contingent beneficiary, if any, named in the Executive’s current beneficiary designation form. If there is no contingent beneficiary, the balance shall be paid to the estate of the primary beneficiary. Any beneficiary may disclaim all or any part of any benefit to which such beneficiary shall be entitled hereunder by filing a written disclaimer with the Committee at least ten days before payment of such benefit is to be made. Such a disclaimer shall be made in form satisfactory to the Committee and shall be irrevocable when filed. Any benefit disclaimed shall be payable from the Corporation under this Agreement in the same manner as if the beneficiary who filed the disclaimer had died on the date of such filing.

     Section 7. Administration by Committee:

     7.1 The Committee shall be responsible for the general administration and interpretation of this Agreement and for carrying out its provisions, except to the extent all or any of such obligations are specifically imposed on the Board.

     7.2 The Committee shall maintain full and complete records of its deliberations and decisions with respect to this Agreement. The minutes of its proceedings shall be conclusive proof of the facts of the operation of the Agreement. The records of the Committee with respect to this Agreement shall contain all relevant data pertaining to the Executive and his rights under the Agreement.

     7.3 Subject to the limitations of the Agreement, the Committee may from time to time establish rules or by-laws for the administration of the Agreement and the transaction of its business. The Committee may correct errors and, so far as practicable, may adjust any benefit or credit or payment accordingly. The Committee may in its discretion waive any notice requirements in the Agreement; provided, that a waiver of notice in one or more cases shall not be deemed to constitute a waiver of notice in any other case.

     7.4 Subject to the provisions of Section 12, the Committee shall have the duty and authority to interpret and construe the provisions of this Agreement and to decide any dispute which may arise regarding the rights of the Executive hereunder.

     7.5 The Committee may engage an attorney, accountant or any other technical advisor on matters regarding the operation of the Agreement and to perform such other duties as shall be required in connection therewith, and may employ such clerical and related personnel as the Committee shall deem requisite or desirable in carrying out the provisions of the Agreement. The

Committee shall from time to time, but no less frequently than annually, review the financial and liquidity needs of the Corporation under the Agreement. The Committee shall communicate such needs to the Corporation so that its policies may be appropriately coordinated to meet such needs.

     7.6 The Committee shall be entitled to reimbursement by the Corporation for its reasonable expenses properly and actually incurred in the performance of its duties in the administration of the Agreement.

     7.7 No member of the Committee shall be personally liable by reason of any contract or other instrument executed by him or on his behalf as a member of the Committee nor for any mistake of judgment made in good faith, and the Corporation shall indemnify and hold harmless, directly from its own assets (including the proceeds of any insurance policy the premiums for which are paid from the Corporation’s own assets), each member of the Committee and each other officer, employee, or director of the Corporation to whom any duty or power relating to the administration or interpretation of the Agreement may be delegated or allocated, against any unreimbursed or uninsured cost or expense (including any sum paid in settlement of a claim with the prior written approval of the Board) arising out of any act or omission to act in connection with the Agreement unless arising out of such person’s own fraud, bad faith, willful misconduct or gross negligence.

     Section 8. Funding:

     The obligation of the Corporation to make payments hereunder shall constitute a liability of the Corporation to the Executive. Notwithstanding the foregoing, the Corporation may establish a grantor trust (the “Trust”) to which the Corporation shall contribute according to its terms to pay the benefits provided for in the Agreement; provided, that to the extent that there shall not be sufficient funds in the Trust to make one or more payments provided for under this Agreement, such payments shall be made from the general funds of the Corporation. Except as otherwise provided herein, the Corporation shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and the Executive shall not have any interest in any particular assets of the Corporation by reason of its obligations hereunder. When the Trust is established, a copy of the document shall be attached hereto and its terms shall be incorporated herein by reference. Nothing contained in this Agreement or the Trust shall create or be construed as creating a trust of any kind or any other fiduciary relationship between or among the Corporation, the Executive, the trustee under the Trust, or any other person. To the extent that any person acquires a right to receive payment from the Corporation or the Trust, such right shall be no greater than the right of an unsecured creditor of the Corporation.

     Section 9. Allocation of Responsibilities:

     The persons responsible for the Agreement and the duties and responsibilities allocated to each are as follows:

9.1 Board: To amend or terminate this Agreement in accordance with Section 11.2;

9.2 Committee:

(i) To interpret the provisions of the Agreement and to determine the rights of the Executive under the Agreement, except to the extent otherwise provided in Section 12 relating to claims procedure;

(ii) To administer the Agreement in accordance with its terms, except to the extent powers to administer the Agreement are specifically delegated to another person or persons as provided in the Agreement;

(iii) To account for the supplemental retirement benefit of the Executive; and

(iv) To file such reports as may be required with the United States Department of Labor, the Internal Revenue Service and any other government agencies to which reports may be required to be submitted from time to time.

     Section 10. Benefits Not Assignable; Facility of Payments:

     10.1 No portion of any benefit credited or paid under this Agreement with respect to the Executive shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void, nor shall any portion of such benefit be in any manner payable to any assignee, receiver or any one trustee, or be liable for his debts, contracts, liabilities, engagements or torts, or be subject to any legal process to levy upon or attach.

     10.2 If any individual entitled to receive a payment under the Agreement shall be physically, mentally or legally incapable of receiving or acknowledging receipt of such payment, the Committee, upon the receipt of satisfactory evidence of his incapacity and satisfactory evidence that another person or institution is maintaining him and that no guardian or committee has been appointed for him, may cause any payment otherwise payable to him to be made to such person or institution so maintaining him. Payment to such person or institution shall be in full satisfaction of all claims by or through the Executive to the extent of the amount thereof.

     Section 11. Amendment and Termination of Agreement:

     This Agreement shall not be amended or terminated other than by a writing signed by the Corporation and the Executive.

     Section 12. Claims Procedure:

     The following claims procedure shall apply with respect to this Agreement:

     12.1 Filing of a claim for benefits: If the Executive or his beneficiary (the “claimant”) believes that he is entitled to benefits under the Agreement which are not being paid to him or which are not being accrued for his benefit, he shall file a written claim therefor with the Committee.

     12.2 Notification to claimant of decision: Within 90 days after receipt of a claim by the Committee (or within 180 days if special circumstances require an extension of time), the Committee shall notify the claimant of its decision with regard to the claim. In the event of such special circumstances requiring an extension of time, there shall be furnished to the claimant prior to expiration of the initial 90-day period written notice of the extension, which notice shall set forth the special circumstances and the date by which the decision shall be furnished. If such claim shall be wholly or partially denied, notice thereof shall be in writing and worded in a manner calculated to be understood by the claimant, and shall set forth: (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent provisions of the Agreement on which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the procedure for review of the denial. If the Committee fails to notify the claimant of the decision in timely manner, the claim shall be deemed denied as of the close of the initial 90-day period (or the close of the extension period, if applicable).

     12.3 Procedure for review: Within 60 days following receipt by the claimant of notice denying his claim, in whole or in part, or, if such notice shall not be given, within 60 days following the latest date on which such notice could have been timely given, the claimant shall appeal denial of the claim by filing a written application for review with the Board. Following such request for review, the Board shall fully and fairly review the decision denying the claim. Prior to the decision of the Board, the claimant shall be given an opportunity to review pertinent documents and to submit issues and comments in writing.

     12.4 Decision on review: The decision on review of a claim denied in whole or in part by the Board on initial review shall be made in the following manner:

12.4.1 Within 60 days following receipt by the Board of the request for review (or within 120 days if special circumstances require an extension of time), the Board shall notify the claimant in writing of its decision with regard to the claim. In the event of such special circumstances requiring an extension of time, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. If the decision on review is not furnished in a timely manner, the claim shall be deemed denied as of the close of the initial 60-day period (or the close of the extension period, if applicable).

12.4.2 With respect to a claim that is denied in whole or in part, the decision on review shall set forth specific reasons for the decision, shall be written in a manner calculated to be understood by the claimant, and shall cite specific references to the pertinent Agreement provisions on which the decision is based.

     12.5 If a dispute remains following the decision of the Board under Section 12.4, the issue or issues in dispute shall be settled and finally determined by arbitration in Winston-Salem, North Carolina, under the then existing rules of the American Arbitration Association; and judgment may be entered upon the award of the arbitrator by any Court of competent jurisdiction. The standard of review for such arbitration shall be de novo; therefore, discretion granted to the Board or the Committee by any other provision of this Agreement shall be disregarded, and there shall be no presumption in favor of any decision made by the Board or the Committee. Any expenses of such arbitration shall be allocated among the parties to this Agreement by the arbitrator.

     12.6 Action by authorized representative of claimant: All actions set forth in this Section 12 to be taken by the claimant may likewise be taken by a representative of the claimant duly authorized by him to act in his behalf on such matters. The Committee and the Board may require such evidence as either may reasonably deem necessary or advisable of the authority to act of any such representative.

     Section 13. Miscellaneous Provisions:

     13.1 Notices: The Executive and each beneficiary shall be responsible for furnishing the Committee or its designee with their current address for the mailing of notices and benefit payments. Any notice required or permitted to be given to the Executive or a beneficiary shall be deemed given if directed to such address and mailed by regular United States mail, first class, postage prepaid. If any check mailed to such address is returned as undeliverable to the addressee, mailing of checks will be suspended until the Executive or beneficiary furnishes the proper address. This provision shall not be construed as requiring the mailing of any notice or notification otherwise permitted to be given by posting or by other publication.

13.2 Lost distributees: A benefit shall be deemed forfeited if the Committee is unable after a reasonable period of time to locate the Executive or his beneficiary to whom payment is due; provided, however, that such benefit shall be reinstated if a valid claim is made by or on behalf of the Executive or his beneficiary for the forfeited benefit.

13.3 Reliance on data: The Corporation and the Committee shall have the right to rely on any data provided by the Executive or by any beneficiary. Representations of such data shall be binding upon any party seeking to claim a benefit through a Executive, and the Corporation and the Committee shall have no obligation to inquire into the accuracy of any representation made at any time by the Executive or his beneficiary.

13.4 Receipt and release for payments: Any payment made from the Corporation to or with respect to the Executive or his beneficiary, or pursuant to a disclaimer by a beneficiary, shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Corporation with respect to the Agreement. The recipient of any payment may be required by the Committee, as a condition precedent to such payment, to execute a receipt and release with respect thereto in such form as shall be acceptable to the Committee.

13.5 Withholding: The Corporation shall withhold from any payments or benefits under this Agreement all federal, state, or local taxes or other amounts as shall be required pursuant to any law or governmental regulation or ruling.

     13.6 Headings: The headings and subheadings of the Agreement have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof.

     13.7 Continuation of employment: The establishment of the Agreement shall not be construed as conferring any legal or other rights upon the Executive or any persons for continuation of employment, nor shall it interfere with the right of the Corporation to discharge any employee or to deal with him without regard to the effect thereof under the Agreement.

     13.8 Binding on successors: The obligations of the parties hereto shall inure to the benefit of and shall be binding upon their successors and assigns, including any successor to the Corporation by merger, consolidation or otherwise that may agree to continue this Agreement.

     13.9 Construction: The provisions of the Agreement shall be construed and enforced according to the laws of the State of North Carolina.

     IN WITNESS WHEREOF, this Retirement Security Agreement is executed by and in behalf of the parties hereto as the day and year first above written.

INSTEEL INDUSTRIES, INC.

By:
Attest:		President

Secretary

[Corporate Seal]
EXECUTIVE

By:
(SEAL)

Witness